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EXHIBIT 4(f)

FORM OF EXCHANGE NOTE DUE 2013

        UNLESS THIS GLOBAL NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

METROPOLITAN EDISON COMPANY

4.95% Exchange Senior Note due 2013

Original Issue Date:	March 20, 2003
Stated Maturity:	March 15, 2013
Interest Rate:	4.95%
Interest Payment Dates:	March 15 and September 15
Regular Record Dates:	The Business Day immediately preceding each Interest Payment Date so long as this Note is issued in book-entry only form, otherwise the fifteenth calendar day next preceding each Interest Payment Date

Redeemable: Yes ☒    No ☐

$0	CUSIP No.

        METROPOLITAN EDISON COMPANY, a corporation duly organized and existing under the laws of the Commonwealth of Pennsylvania (herein called the "Company," which term includes any successor under the Indenture referred to below), for value received, hereby promises to pay to CEDE & CO., or registered assigns, the principal sum of ZERO DOLLARS ($100,000,000) on the Stated Maturity specified above, and to pay interest thereon from the Original Issue Date specified above or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually in arrears on the Interest Payment Dates specified above in each year, commencing with the Interest Payment Date next succeeding the Original Issue Date specified above, and at the Stated Maturity, at the Interest Rate per annum specified above, until the principal hereof is paid or made available for payment. No interest shall accrue on the Stated Maturity, so long as the principal amount of this Note is paid on the Stated Maturity. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date shall, as provided in such Indenture, be paid to the Person in whose name this Note is registered at the close of business on the Regular Record Date specified above (whether or not a Business Day) next preceding such Interest Payment Date. Notwithstanding the foregoing, (a) if the Original Issue Date of this Note is after a Regular Record Date and before the corresponding Interest Payment Date, interest so payable for the period from and including the Original Issue Date to but excluding such Interest Payment Date shall be paid on the next succeeding Interest Payment Date to the Holder hereof on the related Regular Record Date, and (b) Interest payable at the Stated Maturity shall be payable to the Person to whom principal shall be payable. Except as otherwise provided in said Indenture, any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date and shall be paid to the Person in whose name this Note is registered at the close of business on a Special Record Date for the payment of such defaulted interest to be fixed by the Trustee, notice of which shall be given to Holders of Notes of this series not more than 15 days or less than 10 days prior to such Special Record Date. Interest on this Note shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

        Principal, applicable premium and interest due at the maturity of this Note shall be payable in immediately available funds when due upon presentation and surrender of this Note at the Corporate Trust Office of the Trustee or at the authorized office of any paying agent in the Borough of Manhattan, the City and State of New York. Interest on this Note (other than interest payable at the Stated Maturity) shall be paid by check, payable in clearinghouse funds, mailed to the Holder thereof at such Holder's address as it appears on the register; provided that if the Trustee receives a written request from any Holder of Notes, the aggregate principal amount of all of which having the same Interest Payment Date as this Note equals or exceeds $10,000,000, on or prior to the applicable Regular Record Date, interest on the Note shall be paid by wire transfer of immediately available funds to a bank within the continental United States designated by such Holder in its request or by direct deposit into the account of such Holder designated by such Holder in its request if such account is maintained with the Trustee or any paying agent.

        This Note is one of a duly authorized issue of Notes of the Company (herein called the "Notes"), issued and issuable in one or more series under an Indenture, dated as of July 1, 1999 (such Indenture as originally executed and delivered and as supplemented or amended from time to time thereafter, together with any constituent instruments establishing the terms of particular Notes, being herein called the "Indenture") between the Company and The Bank of New York, as successor trustee (herein called the "Trustee," which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a description of the respective rights, limitations of rights, duties and immunities of the Company, the Trustee and the Holders of the Notes thereunder and of the terms and conditions upon which the Notes are, and are to be, authenticated and delivered. The acceptance of this Note shall be deemed to constitute the consent and agreement by the Holder hereof to all of the terms and provisions of the Indenture. This Note is one of the series designated on the first page hereof.

        Until the Release Date, the Notes will be secured by one or more series of Senior Note First Mortgage Bonds issued and delivered by the Company to the Trustee for the benefit of the Holders of the Notes, issued under the Mortgage and Deed of Trust, dated November 1, 1944, from the Company to The Bank of New York, as successor trustee (the "Mortgage Trustee"), as supplemented and modified (collectively, the "First Mortgage"). Reference is made to the First Mortgage and the Indenture for a description of the rights of the Trustee as holder of the Senior Note First Mortgage Bonds, the property mortgaged and pledged, the nature and extent of the security and the rights of the holders of first mortgage bonds under the First Mortgage and the rights of the Company and of the Mortgage Trustee in respect thereof, the duties and immunities of the Mortgage Trustee and the terms and conditions upon which the Senior Note First Mortgage Bonds are secured and the circumstances under which additional first mortgage bonds may be issued.

        From and after the Release Date, the Senior Note First Mortgage Bonds shall cease to secure the Notes in any manner. In certain circumstances prior to the Release Date as provided in the Indenture, the Company is permitted to reduce the aggregate principal amount of a series or tranche of Senior Note First Mortgage Bonds held by the Trustee, but in no event prior to the Release Date to an amount less than the aggregate outstanding principal amount of the Notes in respect of which such Senior Note First Mortgage Bonds were delivered to the Trustee upon the initial authentication of such Notes.

        Each Note of this series shall be dated and issued as of the date of its authentication by the Trustee and shall bear an Original Issue Date. Each Note issued upon transfer, exchange or substitution of such Note shall bear the Original Issue Date of such transferred, exchanged or substituted Note.

        If any Interest Payment Date, or date on which the principal of this Note is required to be paid is not a Business Day, payment of the amounts due on this Note on such date may be made on the next succeeding Business Day with the same force and effect as if made on such date, and, if such payment is made or duly provided for on such next succeeding Business Day, no interest shall accrue on such amounts for the period from and after such date, to such Business Day.

        If an Event of Default shall occur and be continuing, the principal of the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

        As set forth in and subject to the provisions of the Indenture, no Holder of any Notes will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default with respect to such Notes, the Holders of a majority in principal amount of the outstanding Notes affected by such Event of Default shall have made written request and offered reasonable indemnity to the Trustee to institute such proceeding as Trustee and the Trustee shall have failed to institute such proceeding within 60 days; provided, however, that such limitations do not apply to a suit instituted by the Holder hereof for the enforcement of payment of the principal of and any premium or interest on this Note on or after the respective due dates expressed here.

        The Notes will be redeemable, as a whole or in part, at the Company's option, at any time or from time to time, on at least 30 days, but not more than 60 days, prior notice mailed to the registered address of each holder of the Notes. The redemption prices will be equal to the greater of (1) 100% of the principal amount of the Notes to be redeemed or (2) the sum of the present values of the Remaining Scheduled Payments (as defined below) discounted, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the sum of the Treasury Rate (as defined below) and 20 basis points. In each case accrued interest will be payable to the redemption date.

        "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

        "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.

        "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the Company.

        "Comparable Treasury Price" means, with respect to any redemption date, (1) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third Business Day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (2) if such release (or any successor release) is not published or does not contain such prices on such Business Day, (a) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (b) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

        "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

        "Reference Treasury Dealer" means each of J.P. Morgan Securities Inc. and Bank One Capital Markets, Inc. and their respective successors. If either of the foregoing shall cease to be a primary U.S. Government securities dealer (a "Primary Treasury Dealer"), the Company shall substitute another nationally recognized investment banking firm that is a Primary Treasury Dealer.

        "Remaining Scheduled Payments" means, with respect to each Note to be redeemed, the remaining scheduled payments of principal of and interest on such Note that would be due after the related redemption date but for such redemption. If such redemption date is not an interest payment date with respect to such Note, the amount of the next succeeding scheduled interest payment on such Note will be reduced by the amount of interest accrued on such Note to such redemption date. On and after the redemption date, interest will cease to accrue on the Notes or any portion of the Notes called for redemption (unless the Company defaults in the payment of the redemption price and accrued interest). On or before the redemption date, the Company will deposit with a paying agent (or the Trustee) money sufficient to pay the redemption price of and accrued interest on the Notes to be redeemed on such date. If less than all the Notes of any series are to be redeemed, the Notes to be redeemed shall be selected by the Trustee by such method as the Trustee shall deem fair and appropriate.

        If less than all of this Note is to be redeemed the Trustee shall select, in such manner as it shall deem appropriate and fair, the particular portion of this Note to be redeemed. Notice of redemption shall be given by mail not less than 30 nor more than 60 days prior to the date fixed for redemption to the Holder of this Note, all as provided in the Indenture. On and after the date fixed for redemption (unless the Company shall default in the payment of this Note or a portion hereof to be redeemed at the applicable redemption price), interest on this Note or a portion hereof so called for redemption shall cease to accrue.

        The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modifications of the rights and obligations of the Company and the rights of the Holders of Notes under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Outstanding Notes. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange therefor in lieu thereof whether or not notation of such consent or waiver is made upon the Note.

        No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and premium, if any, and interest, if any, on this Note at the times, place and rate, in the coin or currency, and in the manner, prescribed herein or in the Indenture.

        The Company, at its option, and subject to the terms and conditions provided in the Indenture, will be discharged from any and all obligations in respect of the Notes (except for certain obligations including obligations to register the transfer or exchange of Notes, replace stolen, lost or mutilated Notes, maintain paying agencies and hold monies for payment in trust, all as set forth in the Indenture) if the Company irrevocably deposits with the Trustee cash, U.S. Government Obligations maturing as to principal and interest in such amounts and at such times as will insure the availability of cash, or a combination of cash and U.S. Government Obligations, in any case sufficient, without reinvestment, to pay at maturity or the applicable redemption date all Outstanding Notes, including the principal of and any premium and interest on the Notes on the dates such payments are due in accordance with the terms of the Notes.

        As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Note register. Upon surrender of this Note for registration or transfer at the corporate trust office of the Trustee or such other office or agency as may be designated by the Company in the Borough of Manhattan, the City and State of New York, endorsed by or accompanied by a written instrument of transfer in form satisfactory to the Company and the Note registrar, duly executed by the Holder hereof or the attorney in fact of such Holder duly authorized in writing, one or more new Notes of this series of like tenor and of authorized denominations and for the same aggregate principal amount will be issued to the designated transferee or transferees.

        The Notes of this series are issuable only as registered Notes, without coupons, and in denominations of $1,000 and integral multiples thereof. As provided in the Indenture and subject to certain limitations therein set forth, Notes of this series are exchangeable for a like aggregate principal amount of Notes of the same series and tranche, of any authorized denominations, as requested by the Holder surrendering the same, and of like tenor upon surrender of the Note or Notes to be exchanged at the office of The Bank of New York in New York, New York or such other office or agency as may be designated by the Company from time to time.

        The Trustee shall not be required to exchange or register the transfer of any Notes selected, called or being called for redemption (including Notes, if any, redeemable at the option of the Holder provided such Notes are then redeemable at such Holder's option) except, in the case of any Note to be redeemed in part, the portion thereof not to be so redeemed.

        No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

        Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note is overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

        The Indenture and the Notes shall be governed by and construed in accordance with the laws of the State of New York.

        As provided in the Indenture, no recourse for the payment of the principal of or any premium or interest on any Note, or for any claim based thereon or otherwise in respect thereof; and no recourse under or upon any obligation, covenant or agreement of the Company, contained in the Indenture or in any supplemental indenture, or in any Note, or because of the creation of any indebtedness represented thereby, shall be had against any incorporator, stockholder, officer or director, as such, past, present or future, of the Company or of any successor corporation, either directly or through the Company or any successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly understood that all such liability is hereby expressly waived and released as a condition of, and as a consideration for, the execution of the Indenture and the issuance of the Notes.

        Unless the certificate of authentication hereon has been executed by the Trustee or an Authenticating Agent by manual or facsimile signature of an authorized officer, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

        All terms used in this Note which are defined in the Indenture shall have the meaning assigned to them in the Indenture.

        IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Date: September , 2003	METROPOLITAN EDISON COMPANY
By:
Name: Richard H. Marsh Title: Senior Vice President and Chief Financial Officer
Attested:
By:
Name: David W. Whitehead Title: Corporate Secretary

CERTIFICATE OF AUTHENTICATION

        This Note is one of the Notes of the series herein designated, described or provided for in the within-mentioned Indenture.

Date: September , 2003	THE BANK OF NEW YORK, as Trustee
By:
Authorized Signer

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  EXHIBIT 4(f)
METROPOLITAN EDISON COMPANY 4.95% Exchange Senior Note due 2013
CERTIFICATE OF AUTHENTICATION